UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 24, 2006

                               BE AEROSPACE, INC.
               (Exact name of registrant as specified in charter)


DELAWARE                                0-18348              06-1209796
(State or other                (Commission File Number)      (I.R.S. Employer
jurisdiction of incorporation)                               Identification No.)


1400 Corporate Center Way, Wellington, Florida               33414
(Address of principal executive offices)                     (Zip Code)


       Registrant's telephone number, including area code: (561) 791-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


                         Exhibit Index Appears on page 5

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ITEM 1.01.     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
               ------------------------------------------

         On August 24, 2006, BE Aerospace, Inc. (the "Company") entered into a senior secured credit facility, dated as of August 24, 2006 (the "Credit Agreement") with JPMorgan Chase Bank, N.A., as Administrative Agent, UBS Securities LLC and Credit Suisse Securities (USA) LLC, as Syndication Agents, and certain lenders party thereto. The Credit Agreement amended and restated the Company's existing senior secured credit facility entered into on July 26, 2006 with the same parties (the "Existing Credit Agreement"). The Credit Agreement provides for a five-year, $200.0 million revolving credit facility and a six-year, $300.0 million term loan. The Credit Agreement also provides for the ability of the Company to request additional incremental term loans in an amount of up to $75 million upon satisfaction of certain conditions.

         The Company's obligations under the Credit Agreement are secured by liens on substantially all of the Company's domestic assets, including a pledge of a portion of the capital stock of certain foreign subsidiaries.

         The Credit Agreement will, in certain circumstances, be required to be prepaid with excess cash flow and proceeds from certain asset sales, debt issuances and condemnation and casualty proceeds, subject to certain thresholds and reinvestment rights.

         Except as otherwise provided in the Credit Agreement and unless terminated earlier, the revolving credit facility portion of the Credit Agreement will mature in 2011, and the term loan facility portion of the Credit Agreement will mature in 2012.

         The Credit Agreement will require the Company to comply with certain financial covenants, including a leverage ratio and an interest coverage ratio. The Credit Agreement will include certain customary negative covenants.

         The Credit Agreement contains certain customary representations and warranties, affirmative covenants and events of default, including change of control and cross-defaults to other debt.

         A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

         A portion of the term loan borrowings under the Credit Agreement were used to repay approximately $120 million in revolving credit facility borrowings and $75 million in term loan borrowings under the Existing Credit Agreement and to pay related fees and expenses. The borrowings under the Existing Credit Agreement had previously been used to, in part, repurchase $174.94 million principal amount of the Company's 8-1/2% senior notes due 2010 and to pay for the Company's previously announced acquisition of Draeger Aerospace GmbH, both of which were completed on July 26, 2006. The Company intends to use approximately $68 million of the remaining term loan borrowings under the Credit Agreement to pay for its previously announced acquisition of New York Fasteners Corp., which is expected to close during the third quarter of 2006. The remaining term loan borrowings under the Credit Agreement of $37 million will be used for general corporate and working capital purposes. No borrowings under the revolving credit facility of the Credit Agreement were made upon entry into the Credit Agreement. The revolving credit facility currently has $6.3 million of Letters of Credit outstanding.

ITEM 7.01      REGULATION FD DISCLOSURE
               ------------------------

         On August 28, 2006, the Company issued a press release announcing that is had entered into an amended and restated senior credit facility, as described above in Item 1.01, and the Company commented on its outlook for 2006. A copy of the press release is attached hereto as Exhibit 99.1. The attached Exhibit 99.1 is furnished in its entirety pursuant to this Item 7.01.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              BE AEROSPACE, INC.


                              By   /s/ Thomas P. McCaffrey
                                 -----------------------------------------------
                                 Name:   Thomas P. McCaffrey
                                 Title:  Senior Vice President of Administration
                                         and Chief Financial Officer



Date:   August 29, 2006

                                  EXHIBIT INDEX


Exhibit No.            Description of Exhibits
-----------            -----------------------
10.1                   Amended and Restated Credit Agreement, dated as of August
                       24, 2006, among the Company, J.P. Morgan Securities Inc.,
                       UBS Securities LLC and Credit Suisse Securities (USA)
                       LLC, as Joint Lead Arrangers and Joint Bookrunners, and
                       JPMorgan Chase Bank, N.A., as Administrative Agent.
99.1                   Press release dated August 28, 2006.